Exhibit 35.1

ANNUAL SERVICER’S COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished pursuant to Section 4.10 of the Sale and Servicing Agreement (the “Agreement”), dated as of August 26, 2010, by and among Hyundai Auto Receivables Trust 2010-B, Hyundai Capital America, as seller and servicer (the “Servicer”), Hyundai ABS Funding Corporation, as depositor, and Wells Fargo Bank, National Association, as indenture trustee and Item 1123 of Regulation AB. The undersigned hereby certifies that:

1)        I am a duly authorized officer of the Servicer.

2)        A review of the activities of the Servicer from January 1, 2013 through December 31, 2013 (the “Relevant Period”) and of the Servicer’s performance under the Agreement during the Relevant Period has been made under my supervision.

3)        Based on such review, the Servicer has, to the best of my knowledge, fulfilled all of its obligations under the Agreement in all material respects throughout the Relevant Period.

IN WITNESS WHEREOF, I have duly executed this Compliance Certificate this 28th day of March, 2014.

HYUNDAI CAPITAL AMERICA, as Servicer

By:	/s/ Min Sok Randy Park
Name: Min Sok Randy Park
Title: Chief Financial Officer